Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Steve Solomon                                     Ken  Sgro:
Citadel   Security Software, Inc.                           CEOcast, Inc.
(214) 750-2454                                              (212) 732-4300  x225
SSolomon@citadel.com                                        Kensgro@ceocast.com


Citadel Security Software Receives Record Hercules Order for $4.7 Million

Company Reaffirms Full Year Revenue Target of $7.5 Million and Expects to Earn a Profit in the Fourth Quarter of 2003

DALLAS, TX-October 3, 2003-Citadel Security Software, Inc. (OTCBB:CDSS) a leader in automated vulnerability remediation (AVR) and policy compliance solutions, received a record order of $4.7 million for Hercules on October 2, 2003. The order for software and customer support services is the result of a September 30, 2003 contract signed between a government agency and a prime systems integrator. This order will add approximately $3.9 million in revenue to the Company's fourth quarter results of operations.

Citadel's Hercules is the first vulnerability remediation solution to automate the resolution of all five classes of vulnerabilities, including software defects, misconfigurations, unsecured user accounts, unnecessary services and backdoors. With the largest library of remediation signatures across Windows, Sun Solaris and Linux Red Hat platforms and interoperability with industry leading network scanners and vulnerability assessment tools, Hercules allows users to import and aggregate data from multiple sources, review, approve and customize resolutions, and systematically deploy vulnerability fixes.

"This Hercules order demonstrates our commitment to provide a world-class vulnerability management solution to our customers and partners. We see continued strong adoption of Hercules as the vulnerability management solution of choice," said Steven B. Solomon, CEO of Citadel. "For the third quarter of 2003 we expect to report approximately $730,000 of total revenue. In addition, we are seeing strong fourth quarter demand from corporations as well as other government agencies which together will drive us to our full year revenue goal of $7.5 million and our first quarterly profit since the launch of Hercules."

The Company expects to release the results of operations for the third quarter of 2003 in November.

About  Citadel
Citadel Security Software, Inc., a leader in automated vulnerability remediation and policy enforcement solutions, helps enterprises effectively neutralize security vulnerabilities. Citadel's patent-pending Hercules(R) technology provides users with full control over the automated remediation process, enabling efficient aggregation, prioritization and resolution of vulnerabilities detected by industry-standard vulnerability assessment tools. Winshield(R)
SecurePC(TM) and NetOFF(TM) products enable companies to enforce security policies from a single point of control. Citadel's solutions enable organizations to ensure the confidentiality of information, reduce the time and costs associated with the inefficient manual remediation process, and facilitate compliance with organizational security policies and government mandates such as HIPAA and Gramm-Leach-Bliley legislation. For more information on Citadel, visit www.citadel.com, or contact the company at (214) 520-9292.

Safe  Harbor/Forward-looking  Statements:

This press release contains forward looking statements that are subject to risks and uncertainties, including the current economic and geopolitical environment, the current information technology spending trend, the uncertainty of funding of government information technology security projects, a lack of Citadel operating history, uncertainty of product acceptance, uncertainty of ability to compete effectively in a new market and the uncertainty of profitability and cash flow of Citadel. These risks and uncertainties may cause actual outcomes and results to differ materially from expectations in this presentation. These and other risks are detailed in Citadel's quarterly report on Form 10-QSB for the quarter ended June 30, 2003 and on Form 10-KSB for the year ended December 31, 2002 on file with the SEC


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